Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

                                            Three months ended   Three months ended   Nine months ended    Nine months ended
                                            September 30, 2006   September 30, 2005   September 30, 2006   September 30, 2005
                                            ---------------------------------------------------------------------------------

Income available to common stockholders         $   98,206           $  100,597           $  136,736           $  289,361

Weighted average shares outstanding              2,685,311            2,648,989            2,690,858            2,657,845

Basic earnings per share                        $     0.04           $     0.04           $     0.05           $     0.11

Income for diluted earnings per share           $   98,206           $  100,597           $  136,736           $  289,361

Total weighted average common shares and
   equivalents outstanding for
   diluted computation                           2,685,311            2,648,989            2,690,858            2,657,845

Diluted earnings per share                      $     0.04           $     0.04           $     0.05           $     0.11


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